Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

June 20, 2013

Atwood Oceanics, Inc.

15832 Park Ten Place Drive

Houston, Texas 77084

Ladies and Gentlemen:

We are acting as counsel to Atwood Oceanics, Inc., a Texas corporation (“Atwood”), in connection with the offering by Atwood of its $200,000,000 aggregate principal amount of 6.50% senior notes due 2020 (the “Notes”) pursuant to the Registration Statement on Form S-3 that was filed by Atwood on March 7, 2013, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated March 7, 2013, as supplemented by the prospectus supplement relating to the sale of the Notes dated June 18, 2013 (such prospectus, as so supplemented, the “Prospectus”).

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption “Material United States Federal Income Tax Considerations,” we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material United States federal income tax consequences relating to the purchase, ownership and disposition of the Notes.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to Atwood’s Current Report on Form 8-K dated on or about the date hereof. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.